EXHIBIT 99.1

                             GRANT PARK FUTURES FUND


               WEEKLY COMMENTARY FOR THE WEEK ENDED APRIL 08, 2005

                   GRANT PARK WEEKLY PERFORMANCE STATISTICS *
                                     4/08/05

                          Weekly ROR     MTD ROR     YTD ROR

CLASS A UNITS               -1.48%        -2.01%      -5.23%
CLASS B UNITS               -1.45%        -2.03%      -5.48%
* Subject to independent verification


The Fund sustained moderate losses over the first full trading week in April. Positions in the energy sector were responsible for the largest setbacks, followed by losses in the agricultural/soft commodity sector. Gains came mainly from positions in the stock indices.

Long positions in the energy sector sustained losses during a week that marked the first time since August of 2004 that crude oil prices fell for five consecutive days. Prices softened early in the week as U.S. Federal Reserve Chairman Alan Greenspan suggested that a spike in inventories might occur as the result of a market climate where spot cash prices are presently lower than futures prices. A report released on Friday showing that U.S. crude stockpiles grew by 2.4 million barrels during the week ending April 1st pushed the May crude oil contract down to $53.32 per barrel, a decline of nearly 7% for the week. Longs in unleaded gasoline also were setback as the contract fell 19.33 cents (11.2%). Analysts said that investors were becoming more confident that U.S. refineries would be able to handle demand during the upcoming summer driving season. Long positions in natural gas and heating oil also reported losses as those contracts fell 6.5% and 10%, respectively, for the week.

Uncertainty heading into the upcoming May harvest had investors selling the May coffee contract at the New York Board of Trade, hurting long positions there. Analysts said that investors debated what effects the recent spell of dry weather across Brazilian growing regions would have on the crop, with some speculating that the damage might not be as great as originally anticipated. Prices fell a little more than 5% for the week, settling the contract at $1.1685 per pound. Long positions in the orange juice market also lost ground as investors covered long positions. The May contract settled the week at 95.75 cents per pound, down 4.2% for the week. Long positions in the agricultural markets also lost some ground as both the May soybean and soybean oil contracts settled the week in slightly lower territory.

Long positions in stock indices were profitable as lower energy prices spurred buying in the equity markets. Longs in the German DAX, Paris CAC, Spanish IBEX and the Italian MIB all benefited as investors pushed share prices higher, encouraged by falling oil prices, according to analysts. These gains were somewhat tempered by losses from short positions in the Hong Kong Hang Seng and the mini-Nasdaq contract, the latter closing 13.5 points higher for the week.


              ALL PERFORMANCE REPORTED IS NET OF FEES AND EXPENSES

              PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS
               FUTURES TRADING INVOLVES A HIGH DEGREE OF RISK AND
                        IS NOT SUITABLE FOR ALL INVESTORS
           THIS DOES NOT CONSTITUTE AN OFFER OF ANY SECURITY FOR SALE,
                           OFFERING BY PROSPECTUS ONLY


[LOGO]                                           (312) 756-4450 o (800) 217-7955
Dearborn Capital Management, LLC                            o FAX (312) 756-4452
555 West Jackson Blvd, Suite 600             Performance Hotline: (866) 516-1574
Chicago, IL 60661                               website: www.dearborncapital.com
                                               e-mail: funds@dearborncapital.com

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Lastly, in other sectors, short positions in the Japanese yen versus the U.S.
dollar were profitable as the greenback made slight gains against the yen. Long positions in the British pound versus the yen also added to profits in the currency sector as the pound gained ground against the yen. Short positions in the Australian 90-day bank bills lost ground as the short-term interest rate product settled the week in higher territory. Lastly, longs in the base metals were profitable as prices on the London Metals Exchange for zinc, aluminum and copper were all higher for the week.







































              ALL PERFORMANCE REPORTED IS NET OF FEES AND EXPENSES

              PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS
               FUTURES TRADING INVOLVES A HIGH DEGREE OF RISK AND
                        IS NOT SUITABLE FOR ALL INVESTORS
           THIS DOES NOT CONSTITUTE AN OFFER OF ANY SECURITY FOR SALE,
                           OFFERING BY PROSPECTUS ONLY


[LOGO]                                           (312) 756-4450 o (800) 217-7955
Dearborn Capital Management, LLC                            o FAX (312) 756-4452
555 West Jackson Blvd, Suite 600             Performance Hotline: (866) 516-1574
Chicago, IL 60661                               website: www.dearborncapital.com
                                               e-mail: funds@dearborncapital.com